EXHIBIT 99.1

February 27, 2023
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD NET SALES AND STRONG OPERATING INCOME FOR THE FIRST QUARTER OF FISCAL 2023

1st Quarter of Fiscal 2023 Operating Income Increased 31%
on a Net Sales Increase of 27%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported net sales increased 27% to a record $620.9 million in the first quarter of fiscal 2023, up from $490.3 million in the first quarter of fiscal 2022. Operating income increased 31% to $129.4 million in the first quarter of fiscal 2023, up from $98.8 million in the first quarter of fiscal 2022. The Company's consolidated operating margin improved to 20.8% in the first quarter of fiscal 2023, up from 20.2% in the first quarter of fiscal 2022.

Net income attributable to HEICO in the first quarter of fiscal 2023 and 2022 were both favorably impacted by a discrete income tax benefit from stock option exercises. The benefit in the first quarter of fiscal 2023, net of noncontrolling interests, was $6.1 million, or 4 cents per diluted share, down from $17.5 million, or 13 cents per diluted share, in the first quarter of fiscal 2022.

The Company incurred $5.1 million of acquisition costs related to closing the Exxelia International acquisition in January 2023, which decreased net income attributable to HEICO in the first quarter of fiscal 2023 by approximately $4.3 million, or 3 cents per diluted share.

Improvement in the commercial aerospace market has resulted in ten consecutive quarters of sequential growth in net sales and operating income at the Flight Support Group.

Net income increased 7% to $93.0 million, or $.67 per diluted share, in the first quarter of fiscal 2023, up from $86.9 million, or $.63 per diluted share, in the first quarter of fiscal 2022. Net income in first quarter of fiscal 2023 was impacted by a higher effective income tax rate.

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EBITDA increased 29% to $157.1 million in the first quarter of fiscal 2023, up from $122.3 million in the first quarter of fiscal 2022. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's first quarter results stating, "We are very pleased to report record quarterly consolidated net sales driven by record quarterly operating results at the Flight Support Group and from our fiscal 2022 and 2023 acquisitions within the Electronic Technologies Group. These results reflect 14% consolidated organic growth in our net sales principally arising from a continued rebound in demand for our commercial aerospace products and services.

Our total debt to shareholders' equity ratio was 28.5% as of January 31, 2023, as compared to 11.0% as of October 31, 2022. Our net debt (total debt less cash and cash equivalents) of $640.2 million as of January 31, 2023 to shareholders’ equity ratio was 23.3% as of January 31, 2023, as compared to 5.7% as of October 31, 2022.

Our total debt to net income attributable to HEICO ratio was 2.19x as of January 31, 2023, as compared to .83x as of October 31, 2022. Our net debt to EBITDA ratio was 1.02x as of January 31, 2023, as compared to .25x as of October 31, 2022.

The increase in our debt ratios in the first quarter of fiscal 2023 principally reflect the impact from financing the purchase of Exxelia International in January 2023, which is HEICO's largest-ever acquisition in terms of purchase price.

Cash flow provided by operating activities remained strong, totaling $76.7 million in the first quarter of fiscal 2023, as compared to $78.0 million in the first quarter of fiscal 2022. Cash flow provided by operating activities in the first quarter of fiscal 2023 reflects an increase in working capital principally driven by an increase in inventories to support our increased consolidated backlog. We continue to forecast strong cash flow from operations for fiscal 2023.

As we look ahead to the remainder of fiscal 2023, we continue to anticipate net sales growth in both operating segments, principally driven by demand for the majority of our products. Additionally, continued inflationary pressures and lingering supply chain disruptions stemming from the COVID-19 pandemic may lead to higher material and labor costs. During fiscal 2023, we plan to continue our commitments to developing new products and services, further market penetration, and an aggressive acquisition strategy while maintaining our financial strength and flexibility."

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Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's record setting first quarter results stating, "Continuing our growth trend, we achieved quarterly increases of 60% and 36% in operating income and net sales, respectively, as compared to the first quarter of fiscal 2022. These results principally reflect robust 23% quarterly organic net sales growth for our commercial aerospace parts and services. The Flight Support Group has now achieved ten consecutive quarters of growth in operating income and net sales.

The Flight Support Group's net sales increased 36% to a record $371.3 million in the first quarter of fiscal 2023, up from $272.7 million in the first quarter of fiscal 2022. The net sales increase reflects strong 25% organic growth as well as the impact from our profitable fiscal 2022 acquisitions. The organic growth mainly reflects increased demand for the majority of our commercial aerospace products and services resulting from continued recovery in global commercial air travel as compared to the first quarter of fiscal 2022.

The Flight Support Group's operating income increased 60% to a record $83.6 million in the first quarter of fiscal 2023, up from $52.4 million in the first quarter of fiscal 2022. The operating income increase principally reflects the previously mentioned net sales growth, improved gross profit margin and efficiencies realized from the higher net sales volume. The improved gross profit margin principally reflects lower inventory obsolescence expenses in the first quarter of fiscal 2023 mainly due to increased demand within our aftermarket replacement parts product line, and higher net sales within our aftermarket replacement parts and specialty products product lines.

The Flight Support Group's operating margin improved to 22.5% in the first quarter of fiscal 2023, up from 19.2% in the first quarter of fiscal 2022. The operating margin increase principally reflects the previously mentioned improved gross profit margin, and decreased SG&A expenses as a percentage of net sales mainly reflecting the previously mentioned efficiencies."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's first quarter results stating, "Improved demand and strong organic net sales growth for our other electronics, commercial aerospace and medical products were achieved during the quarter, while defense products net sales decreased.

The Electronic Technologies Group's net sales increased 15% to $255.1 million in the first quarter of fiscal 2023, up from $222.3 million in the first quarter of fiscal 2022. The net sales increase is mainly attributable to the impact from our fiscal 2022 and 2023 acquisitions. The Electronic Technologies Group's organic net sales in the first quarter

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of fiscal 2023 were consistent with the prior year and principally reflected increased other electronics, aerospace, and medical products net sales offset by decreased defense products net sales.

The Electronic Technologies Group's operating income increased 2% to $56.5 million in the first quarter of fiscal 2023, up from $55.6 million in the first quarter of fiscal 2022. The increase in operating income principally reflects the previously mentioned higher net sales volume, partially offset by higher acquisition costs related to the fiscal 2023 acquisition and a lower gross profit margin. The lower gross profit margin principally reflects decreased net sales of defense products, partially offset by increased net sales of our other electronics and aerospace products.

The Electronic Technologies Group's operating margin was 22.2% in the first quarter of fiscal 2023, as compared to 25.0% in the first quarter of fiscal 2022. The lower operating margin principally reflects the previously mentioned lower gross profit margin and increased SG&A expenses as a percentage of net sales mainly from the previously mentioned higher acquisition costs, partially offset by lower performance-based compensation expense."

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA), which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investor's ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the

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Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

There are currently approximately 82.2 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.7 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Tuesday, February 28, 2023 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results. Individuals wishing to participate in the conference call should dial: US and Canada (888) 254-3590, International (646) 828-8193, wait for the conference operator and provide the operator with the Conference ID 2796033. A digital replay will be available two hours after the completion of the conference for 14 days. To access the replay, please visit our website at www.heico.com under the Investors section for details.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

Certain statements in this press release will constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: the severity, magnitude and duration of public health threats, such as the COVID-19 pandemic (“Health Emergencies”); HEICO's liquidity and the amount and timing of cash generation; lower commercial air travel caused by Health Emergencies and their aftermath, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could

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reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions, including obtaining any applicable domestic and/or foreign governmental approvals, and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications, and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended January 31,
	2023		2022
Net sales	$620,915		$490,343
Cost of sales	377,116		300,133
Selling, general and administrative expenses	114,365		91,388
Operating income	129,434		98,822
Interest expense	(6,068)		(796)
Other income	639		226
Income before income taxes and noncontrolling interests	124,005		98,252
Income tax expense	21,000	(a)	4,000	(b)
Net income from consolidated operations	103,005		94,252
Less: Net income attributable to noncontrolling interests	9,978		7,331
Net income attributable to HEICO	$93,027	(a)	$86,921	(b)

Net income per share attributable to HEICO shareholders:
Basic	$.68	(a)	$.64	(b)
Diluted	$.67	(a)	$.63	(b)

Weighted average number of common shares outstanding:
Basic	136,655		135,635
Diluted	138,579		137,966

	Three Months Ended January 31,
	2023		2022
Operating segment information:
Net sales:
Flight Support Group	$371,278		$272,681
Electronic Technologies Group	255,059		222,336
Intersegment sales	(5,422)		(4,674)
	$620,915		$490,343

Operating income:
Flight Support Group	$83,609		$52,376
Electronic Technologies Group	56,537		55,588
Other, primarily corporate	(10,712)		(9,142)
	$129,434		$98,822

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2023, the Company recognized a $6.2 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $6.1 million, or $.04 per basic and diluted share.

(b)During the first quarter of fiscal 2022, the Company recognized a $17.8 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $17.5 million, or $.13 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	January 31, 2023	October 31, 2022
Cash and cash equivalents	$142,619	$139,504
Accounts receivable, net	325,764	294,848
Contract assets	101,540	93,978
Inventories, net	697,495	582,471
Prepaid expenses and other current assets	51,381	41,929
Total current assets	1,318,799	1,152,730
Property, plant and equipment, net	274,403	225,879
Goodwill	1,994,347	1,672,425
Intangible assets, net	873,722	733,327
Other assets	343,349	311,135
Total assets	$4,804,620	$4,095,496

Current maturities of long-term debt	$1,615	$1,654
Other current liabilities	451,881	419,205
Total current liabilities	453,496	420,859
Long-term debt, net of current maturities	781,174	288,620
Deferred income taxes	113,477	71,162
Other long-term liabilities	372,012	338,948
Total liabilities	1,720,159	1,119,589
Redeemable noncontrolling interests	340,287	327,601
Shareholders’ equity	2,744,174	2,648,306
Total liabilities and equity	$4,804,620	$4,095,496

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended January 31,
	2023	2022
Operating Activities:
Net income from consolidated operations	$103,005	$94,252
Depreciation and amortization	27,060	23,222
Employer contributions to HEICO Savings and Investment Plan	3,814	3,165
Share-based compensation expense	2,812	3,614
Increase (decrease) in accrued contingent consideration, net	1,336	(114)
Deferred income tax provision (benefit)	980	(322)
Payment of contingent consideration	(6,299)	—
(Increase) decrease in accounts receivable	(7,095)	16,191
Increase in contract assets	(7,303)	(1,780)
Increase in inventories	(52,041)	(26,967)
Increase (decrease) in current liabilities	4,264	(36,328)
Other	6,153	3,047
Net cash provided by operating activities	76,686	77,980

Investing Activities:
Acquisitions, net of cash acquired	(503,736)	—
Investments related to HEICO Leadership Compensation Plan	(11,800)	(10,100)
Capital expenditures	(10,846)	(8,691)
Other	402	(1,168)
Net cash used in investing activities	(525,980)	(19,959)

Financing Activities:
Borrowings on revolving credit facility, net	493,000	1,000
Redemptions of common stock related to stock option exercises	(14,805)	(23,623)
Cash dividends paid	(13,668)	(12,227)
Distributions to noncontrolling interests	(11,291)	(6,046)
Payment of contingent consideration	(3,710)	—
Acquisitions of noncontrolling interests	(2,733)	—
Proceeds from stock option exercises	2,845	769
Other	(463)	207
Net cash provided by (used in) financing activities	449,175	(39,920)

Effect of exchange rate changes on cash	3,234	(1,581)

Net increase in cash and cash equivalents	3,115	16,520
Cash and cash equivalents at beginning of year	139,504	108,298
Cash and cash equivalents at end of period	$142,619	$124,818

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Three Months Ended January 31,
EBITDA Calculation	2023	2022
Net income attributable to HEICO	$93,027	$86,921
Plus: Depreciation and amortization	27,060	23,222
Plus: Net income attributable to noncontrolling interests	9,978	7,331
Plus: Interest expense	6,068	796
Plus: Income tax expense	21,000	4,000
EBITDA (a)	$157,133	$122,270

	Trailing Twelve Months Ended
EBITDA Calculation	January 31, 2023	October 31, 2022
Net income attributable to HEICO	$357,781	$351,675
Plus: Depreciation and amortization	100,171	96,333
Plus: Net income attributable to noncontrolling interests	41,595	38,948
Plus: Interest expense	11,658	6,386
Plus: Income tax expense	117,400	100,400
EBITDA (a)	$628,605	$593,742

Net Debt Calculation	January 31, 2023	October 31, 2022
Total debt	$782,789	$290,274
Less: Cash and cash equivalents	(142,619)	(139,504)
Net debt (a)	$640,170	$150,770

Total debt	$782,789	$290,274
Shareholders' equity	$2,744,174	$2,648,306
Total debt to shareholders' equity ratio	28.5%	11.0%

Net debt	$640,170	$150,770
Shareholders' equity	$2,744,174	$2,648,306
Net debt to shareholders' equity ratio (a)	23.3%	5.7%

Total debt	$782,789	$290,274
Net income attributable to HEICO (trailing twelve months)	$357,781	$351,675
Total debt to net income attributable to HEICO ratio	2.19	.83

Net debt	$640,170	$150,770
EBITDA (trailing twelve months)	$628,605	$593,742
Net debt to EBITDA ratio (a)	1.02	.25

(a) See the "Non-GAAP Financial Measures" section of this press release.